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                                                                       EXHIBIT 2

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                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                           AMERICAN HEALTHWAYS, INC.,
                              EMPOWER HEALTH, INC.

                                       AND

                               THE STOCKHOLDERS OF
                              EMPOWER HEALTH, INC.

                            DATED AS OF JUNE 5, 2001



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                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (the "Agreement"), is executed as of the 5th day of June, 2001, by and American Healthways, Inc., a Delaware corporation ("AMHC"), Empower Health, Inc., a Delaware corporation ("EHI"), and each of the stockholders of EHI as identified on the signature page hereto (individually, an "EHI Stockholder," and, collectively, the "EHI Stockholders").

                                    RECITALS

         The Boards of Directors of AMHC and EHI each have determined that a business combination between AMHC and EHI is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants, and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I.

                                   THE MERGER

         1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), EHI shall be merged with and into AMHC in accordance with this Agreement and the separate corporate existence of EHI shall thereupon cease (the "Merger"). AMHC shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in
Section 259 of the Delaware General Corporation Law ("DGCL").

         1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Bass, Berry & Sims PLC, 315 Deaderick Street, Nashville, Tennessee, upon the execution hereof. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         1.3 Effective Time. The parties hereto shall cause a Certificate of Merger, in the form attached hereto as Exhibit A, and this Agreement to be properly executed and filed in accordance with the applicable provisions of the DGCL on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Delaware Secretary of State or at such later time that the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").


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                                  ARTICLE II.

                       ARTICLES OF INCORPORATION, BYLAWS,
             AND OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

         2.1 Articles of Incorporation. The Articles of Incorporation of AMHC in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

         2.2 Bylaws. The Bylaws of AMHC in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

         2.3 Directors. The directors of AMHC immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time.

         2.4 Officers. The officers of AMHC immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, except for such officers as shall be elected at the Effective Time.

                                  ARTICLE III.

                             CONVERSION OF EHI STOCK

         3.1 Conversion of EHI Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the stockholders of EHI, each issued and outstanding share of common stock, $.01 par value, of EHI (the "EHI Common Stock") shall be converted into, and become exchangeable for, the right to receive the number of shares of validly issued, fully paid, and nonassessable common stock, par value $.001 per share, of AMHC (the "AMHC Common Stock"), determined by dividing 115,000 by the number of outstanding shares of EHI Common Stock. The aggregate number of shares of AMHC Common Stock issuable in connection with the Merger is sometimes referred to herein as the "Merger Consideration." AMHC will deliver the Merger Consideration promptly following the Closing.

         3.2 Fractional Shares. In lieu of the issuance of fractional shares of AMHC Common Stock, each EHI Stockholder, upon surrender of a certificate which immediately prior to the Effective Time represented EHI Common Stock, shall be entitled to receive a cash payment (without interest) equal to the fair market value of any fraction of a share of AMHC Common Stock to which such holder would be entitled under Section 3.1, but for this provision. For purposes of calculating such payment, the fair market value of a fraction of a share of AMHC Common Stock shall be such fraction multiplied by the Average Market Price. As used herein, "Average Market Price" shall mean the average per share closing price


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of AMHC Common Stock for the 20 consecutive trading days ending on the third day prior to the Closing Date.

         3.3 Exchange of Certificates. After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing EHI Common Stock, upon surrender thereof to AMHC, shall be entitled to receive in exchange therefor any payment due in lieu of fractional shares and a certificate or certificates representing the number of whole shares of AMHC Common Stock into which such holder's EHI Common Stock was converted. Until so surrendered, each outstanding certificate representing EHI Common Stock shall be deemed for all purposes to represent the number of whole shares of AMHC Common Stock into which the EHI Common Stock theretofore represented shall have been converted. AMHC may, at its option, refuse to pay any dividend or other distribution, if any, payable to the holders of shares of AMHC Common Stock to the holders of certificates representing EHI Common Stock until such certificates are surrendered for exchange; provided, however, that, upon surrender and exchange of such EHI Common Stock certificates there shall be paid to the record holders of the AMHC stock certificate or certificates issued in exchange therefor the amount, without interest, of dividends and other distributions, if any, which have become payable with respect to the number of whole shares of AMHC Common Stock into which the EHI Common Stock theretofore represented thereby shall have been converted and which have not previously been paid.

         3.4 Consent to Merger; Waiver of Dissenters' Rights. By their execution of this Agreement each EHI Stockholder (a) consents to the terms of the Merger and to the taking of stockholder action to approve the Merger without a meeting, (b) acknowledges that he is aware of his rights to dissent to the Merger and demand payment for his shares of EHI Common Stock in accordance with the DGCL, and (c) waives such rights to dissent and demand payment.

         3.5 Contingent Shares. As additional Merger Consideration, the EHI Stockholders shall be entitled to receive up to an additional 355,000 shares of AMHC Common Stock as set forth below:

                  (a) If at any time from October 1, 2001 to September 30, 2006, the average closing price of AMHC Common Stock on The Nasdaq Stock Market (or such other market or exchange on which AMHC Common Stock is then traded) equals or exceeds any of the Average Closing Target Prices set forth below during the Necessary Consecutive Trading Days (as defined below), and within the Necessary Consecutive Trading Days the average closing price during the last fifteen trading days of that period is equal to or greater than the Average Closing Target Price, then AMHC shall issue to the EHI Stockholders Contingent Shares as follows:

            Average Closing Target Price            Contingent Shares
            ----------------------------            -----------------
                         $15                             71,000
                         $20                             71,000  (1)
                         $25                             71,000  (2)
                         $30                             71,000  (3)
                         $35                             71,000  (4)


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(1)      plus the 71,000 shares issuable based on the Average Closing Target
         Price of $15 if not previously issued to EHI Stockholders.

(2) plus the 142,000 shares issuable based on the Average Closing Target Price of $20 if not previously issued to the EHI Stockholders.

(3) plus the 213,000 shares issuable based on the Average Closing Target Price of $25 if not previously issued to the EHI Stockholders.

(4) plus the 284,000 shares issuable based on the Average Closing Target Price of $30 if not previously issued to the EHI Stockholders.

                  (b) As used herein, the "Necessary Consecutive Trading Days" will be 45 days during the period from October 1, 2001 to April 1, 2002, and during the period from April 2, 2002 to September 30, 2006, the Necessary Consecutive Trading Days will be 30 days.

                  (c) Contingent Shares will be issuable upon the first attainment of the Average Closing Target Price and shall not be issued a second time upon a subsequent achievement of an Average Closing Target Price. Contingent Shares issuable upon the attainment of a lower Average Closing Target Price shall be issued and delivered in addition to Contingent Shares issuable with respect to attainment of a higher Average Closing Target Price.

                  (d) In the event of a Change of Control (as defined herein) of AMHC, all the unearned Contingent Shares will vest upon the closing of the Change in Control transaction and be issued at the closing of the Change in Control transaction or promptly thereafter if the price paid for AMHC Common Stock in such transaction (the "Change in Control Price") exceeds $20.00 per share. If the Change in Control Price equals or exceeds $15.00 per share and is equal to or less than $20.00 per share, 50% of the unearned Contingent Shares shall vest and be issued at the closing of the Change in Control transaction or promptly thereafter. If the Change in Control Price is less than $15.00 per share all, unearned Contingent Shares will be forfeited. As used herein, "Change in Control" of AMHC shall mean any of the following:

                           (i)      any person or entity, including a "group" as
defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than AMHC or a wholly-owned subsidiary thereof or any employee benefit plan of AMHC or any of its subsidiaries, becomes the beneficial owner of AMHC's securities having a majority of the combined voting power of the then outstanding securities of AMHC that may be cast for the election of directors of AMHC; or

                           (ii)     as the result of, or in connection with, any
tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of AMHC or any successor corporation or entity entitled to


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vote generally in the election of the directors of AMHC or such other corporation or entity after such transaction are held in the aggregate by the holders of AMHC's securities entitled to vote generally in the election of directors of AMHC immediately prior to such transaction.

                  (e) In the event and as often as AMHC changes the number of shares of AMHC Common Stock issued and outstanding following the date of this Agreement but prior to September 30, 2006, as a result of a stock split, stock dividend, recapitalization, reorganization, or any other transaction in which any security of AMHC or any other entity or cash is issued or paid in respect of the outstanding shares of AMHC Common Stock and the record date therefor is after the date of this Agreement and prior to September 30, 2006, the number of Contingent Shares issuable hereunder shall be proportionately adjusted.

                                  ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF EHI AND THE
                                EHI STOCKHOLDERS

         Except as set forth in the disclosure letter delivered prior to the execution hereof to AMHC (the "EHI Disclosure Letter"), the EHI Stockholders, jointly and severally, represent, warrant, and agree as follows:

         4.1 Existence; Good Standing; Corporate Power and Authority. EHI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. EHI is qualified to do business as a foreign corporation and is in good standing under the laws of any state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of business makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on the business, results of operations, financial condition or prospects of EHI (an "EHI Material Adverse Effect"). EHI has all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as now conducted. EHI has provided to AMHC complete and correct copies of its articles of incorporation and bylaws, each of which is in full force and effect.

         4.2 Authorization, Validity, and Effect of Agreements. EHI has the full corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. This Agreement and the Merger have been approved by EHI's Board of Directors and the EHI Stockholders and the consummation by EHI of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of EHI and the EHI Stockholders, enforceable in accordance with their respective terms.

         4.3 Capitalization. The authorized capital stock of EHI consists of 1,000 shares of EHI Common Stock, 1,000 shares of which are issued and outstanding as of the date of this Agreement and owned beneficially and of record by the EHI Stockholders as set forth in the EHI Disclosure Letter. EHI has no outstanding capital stock, bonds, debentures, notes, or


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other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of EHI on any matter. All issued and outstanding shares of EHI Common Stock are duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights. There are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements, or commitments that obligate EHI to issue, transfer, or sell any shares of its capital stock. None of the outstanding shares of EHI Common Stock are subject to any voting trust agreement, lien, encumbrance, security interest, restriction, or claim.

         4.4 Other Interests. EHI does not own, directly or indirectly, or have any obligation to acquire any interest or investment in any corporation, partnership, joint venture, business, trust, or other entity.

         4.5 No Violation. Neither the execution and delivery by EHI and the EHI Stockholders of this Agreement nor the consummation by EHI and the EHI Stockholders of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the articles of incorporation or bylaws of EHI; (ii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge, or encumbrance upon any of the assets of EHI or any EHI Stockholder pursuant to any commitment, lease, contract, or other agreement or instrument to which EHI or any EHI Stockholder is a party; or (iii) violate or result in a change in any rights or obligations under any governmental permit or license or any order, arbitration award, judgment, writ, injunction, decree, statute, rule, or regulation applicable to EHI or any EHI Stockholder.

         4.6 Regulatory Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any governmental entity or any third party, is required by or with respect to EHI or any EHI Stockholder in connection with the execution and delivery of this Agreement by EHI or any EHI Stockholder, or the consummation by EHI or any EHI Stockholder of the transactions contemplated hereby.

         4.7 No Undisclosed Liability. EHI does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due (including, without limitation, liabilities for Taxes and interest, penalties and other charges payable with respect thereto), except for a liability to Kidd & Company, LLC ("Kidd") with respect to the payment of compensation, benefits, travel expenses and other reasonable expenses incurred after March 31, 2001 through the Closing Date in the ordinary course of business related to the employment of Messrs. Rakowski, D'Antona, Lane and Fetterman and Ms. O'Neil, which expenses shall not exceed $120,000 per month (the "Employee Expenses"). Notwithstanding any liabilities or obligations listed on the EHI Disclosure Letter, except for the Employee Expenses, AMHC shall not assume any liabilities or obligations of EHI whatsoever. AMHC shall reimburse Kidd for the Employee Expenses within seven (7) days after receipt from Kidd of an invoice for such expenses.


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         4.8      Tax Matters.

                  (a) For purposes of this Agreement, (i) "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended (the "Code")), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and (ii) "Tax Return" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any taxing authority in connection with its determination, assessment, collection, administration, or imposition of any Tax.

                  (b) EHI has been a validly electing S Corporation within the meaning of Sections 1361 and 1362 of the Code at all times since January 1, 2001. EHI has duly and timely filed all Tax Returns and has duly and timely paid all Taxes and other charges (whether or not shown on any Tax Return) due or claimed to be due from it by federal, foreign, state, or local taxing authorities. True and correct copies of all Tax Returns relating to federal taxes and state income and sales taxes and other charges for the period from organization through December 31, 2000 have been heretofore delivered to AMHC. Since December 31, 2000, EHI has not incurred any material Tax liabilities. There are no Tax liens upon any properties or assets of EHI (whether real, personal, or mixed, tangible or intangible), and, there are no pending or, to EHI's knowledge, threatened audits or examinations relating to, or claims asserted for, Taxes or assessments against EHI, and EHI is aware of no basis for any such claims. EHI has not granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes. EHI is not a party to any Tax allocation or sharing agreement. EHI has no liability for the Taxes of any Affiliated Group under Treasury Regulation 1.1502-6 (or any similar provision of state, local, or foreign law). EHI has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or stockholder.

                  (c) The EHI Disclosure Letter lists each jurisdiction in which EHI files Tax Returns for each period or portion thereof ending on or before the Closing Date. There is no claim outstanding against EHI by any taxing authority in a jurisdiction where EHI does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                  (d) All material elections with respect to Taxes affecting EHI as of the date hereof are set forth in the EHI Disclosure Letter.

                  (e) All joint ventures, partnerships, or other arrangements or contracts to which EHI is a party and that could be treated as a partnership for federal income tax purposes are set forth in the EHI Disclosure Letter.

                  (f) EHI (i) has not filed a consent pursuant to Section 341(f) of the Code nor agreed to have Section 341(f)(2) apply to any disposition of a subsection (f) asset (as such


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term is defined in Section 341(f) of the Code) owned by EHI; (ii) has not agreed, and is not required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect the liability of EHI for Taxes; (iii) has not made an election, and is not required, to treat any asset of EHI as owned by another person pursuant to the provisions of former Section 168(f)(8) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; and (iv) has not made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state or local tax provision.

         4.9      Employees and Fringe Benefit Plans.

                  (a) The EHI Disclosure Letter sets forth the names, ages, and titles of all employees of EHI, and the annual rate of compensation (including bonuses) being paid to each such employee as of the most recent practicable date.

                  (b) EHI has never sponsored, maintained, or contributed to, and has no liability under, any employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement, or practice, medical, vacation, retiree medical, severance pay plan, or any other agreement or fringe benefit plan, arrangement, or practice, that affects one or more of EHI's employees, including any "employee benefit plan" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Plans").

                  (c) EHI has no commitment, whether formal or informal, to create any Plan.

                  (d) EHI has not engaged in any prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code for which there is no statutory exemption in Section 408 of ERISA or Section 4975 of the Code.

                  (e) EHI has complied in all material respects with all applicable federal, state, and local laws, rules, and regulations relating to employees' employment and employment relationships, including, without limitation, wage related laws, anti-discrimination laws, employee safety laws, and COBRA (defined herein to mean the requirements of Code Section 4980B, Treasury Regulation Section 54.4980B-1 through -8 and Part 6 of Subtitle B of Title I of ERISA).

                  (f) The consummation of the transactions contemplated by this Agreement will not (i) result in the payment or series of payments by EHI to any employee or other person of an "excess parachute payment" within the meaning of Section 280G of the Code; (ii) entitle any employee or former employee of EHI to severance pay, unemployment compensation, or any other payment; or (iii) accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation, or other employee benefits under any Plan (including vacation and sick pay).

                  (g) Neither EHI nor any member in a "controlled group" with EHI (as defined in Section 414(b), 414(c), 414(m) or 414(o) of the Code) has ever maintained or terminated a pension plan subject to Title IV of ERISA or the minimum funding standards of


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Section 412 of the Code or has ever contributed to, participated in, or withdrawn from, or has any liability under, a multiemployer plan as defined by
Section 4001(a)(3) of Title IV of ERISA.

         4.10 Lawful Operations. EHI has been and currently is conducting its business, and each of the premises leased or owned by EHI have been and now are being used and operated, in compliance in all material respects with all statutes, regulations, orders, covenants, restrictions, and plans of federal, state, regional, county, or municipal authorities, agencies, or boards applicable to the same.

         4.11 Litigation. There is no suit, action, or proceeding pending or, to the knowledge of EHI or any of the EHI Stockholders, threatened against or affecting EHI. EHI is not subject to any currently existing order, writ, injunction, or decree relating to its operations.

         4.12 Corporate Records; Other Information. The minute books of EHI and its stock ledger and records, copies of which have been provided to AMHC, are true, complete and correct and constitute complete and accurate records of all meetings and actions taken by the board of directors, committees of the board of directors, and the stockholders thereof.

         4.13 Intellectual Property Rights. EHI owns or has the right to use the following to conduct its business as now conducted: all reports, research, analyses, studies, models, memoranda, computer programs, specifications, source code, object code, databases, data compilations, graphics, devices, techniques, algorithm methods, processes, procedures, formulae, drawings, designs, improvements, discoveries, concepts, software, development tools, inventions, know-how and other technology and content with respect to all the foregoing, developed, produced, used, marketed or sold by EHI and all trademarks, service marks, trade names, slogans, copyrights in published and unpublished works, patents, patent applications, inventions and discoveries that may be patentable, rights in mask works, and all trade secrets including, but not limited to, customer lists, software, and technical information, and all goodwill associated therewith, all of which is listed on the EHI Disclosure Letter (collectively, the "Intellectual Property"). The use of any Intellectual Property does not, to the best of EHI Stockholders' knowledge, infringe or constitute an appropriation of any right, title or interest held by any other person or entity, and there have been no claims made with respect thereto. EHI has not granted to any third party any rights or permissions to use any of the Intellectual Property. EHI has not received any notice or claim (whether written, oral or otherwise) challenging EHI's ownership or rights in the Intellectual Property or alleging any conflict or infringement of any third party property rights. To EHI's knowledge, no other person or entity is infringing or misappropriating or otherwise making any unauthorized use of any of the Intellectual Property. Attached to the EHI Disclosure Letter are trademark and tradename searches undertaken by EHI.

         4.14 Certain Business Practices and Regulations. Neither EHI nor to EHI's knowledge any of its executive officers, directors, or employees, has (i) made or agreed to make any contribution, payment, or gift to any customer, supplier, landlord, political candidate, governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under any law or regulation; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on its


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respective books and records for any reason; (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, or local public office in violation of any law or regulation; or (iv) submitted any claim for services rendered or reimbursement for expenses to any person where the services were not actually rendered or the expenses were not actually incurred.

         4.15 No Brokers. Neither EHI nor any EHI Stockholder has entered into any contract, arrangement, or understanding with any person or firm that may result in the obligation of EHI or AMHC to pay any finder's fees, brokerage or agent's commissions, or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         4.16     AMHC Stock Ownership; Investment Intent.

                  (a) The shares of AMHC Common Stock issuable in the Merger are being acquired by the EHI Stockholders for investment and not with a view to the distribution thereof, and each of the EHI Stockholders acknowledges and understands that the certificate(s) representing such shares of AMHC Common Stock will bear a legend in substantially the following form:

                  THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES ACT AND CANNOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER SUCH ACTS OR UNLESS EXEMPTIONS FROM REGISTRATION ARE AVAILABLE.


                  THE COMPANY WILL FURNISH THE HOLDER HEREOF INFORMATION REGARDING THE DESIGNATIONS, RELATIVE RIGHTS, PREFERENCES, AND LIMITATIONS APPLICABLE TO EACH CLASS AND THE VARIATIONS AND RIGHTS, PREFERENCES, AND LIMITATIONS DETERMINED FOR EACH SERIES OF STOCK ISSUED BY THE COMPANY (AND THE AUTHORITY OF THE BOARD OF DIRECTORS TO DETERMINE VARIATIONS FOR FUTURE SERIES) UPON REQUEST IN WRITING AND WITHOUT CHARGE.

                  (b) Each EHI Stockholder, severally and not jointly, represents and warrants as follows:

                           (i)      Each of the EHI Stockholders is an
"accredited investor" as defined under Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Any EHI Stockholder who is not an "accredited investor" hereby appoints Andrew D. Lipman as such stockholder's purchaser representative in connection with evaluating the merits and risks of such EHI Stockholder's investment in AMHC Common Stock pursuant to the terms of this Agreement, and Andrew D. Lipman hereby agrees to act as purchaser representative for such EHI Stockholders.


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                           (ii)     Each of the EHI Stockholders has received
and reviewed copies of AMHC's Annual Report on Form 10-K for the fiscal year ended August 31, 2000, AMHC's Quarterly Reports on Form 10-Q for the fiscal quarters ended November 30, 2000 and February 28, 2001 (collectively, the "SEC Reports"), which contain certain information regarding AMHC and its business. Each of the EHI Stockholders confirms that AMHC has made available to him or to his representatives the opportunity to ask questions of AMHC's officers and directors and to acquire such information about the shares of AMHC Common Stock and the business and financial condition of AMHC as the EHI Stockholders have requested, which additional information has been received.

                           (iii)    In deciding to acquire shares of AMHC Common
Stock pursuant to Article 3 hereof, the EHI Stockholders have consulted with their legal, financial, and tax advisers with respect to the Merger and the nature of the investment together with additional information concerning AMHC set forth in the SEC Reports and any additional information provided under subsection (ii) above.

                           (iv)     The financial condition of each of the EHI
Stockholders is such that he can bear the risk of this investment indefinitely and can afford to bear the loss of his entire investment. Each EHI Stockholder has adequate means of providing for his current needs and personal contingencies and has no need for liquidity in his investment in AMHC. Each of the EHI Stockholders, either alone or with his representatives, has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in AMHC.

         4.17 Limitations on Sales of Shares. Each EHI Stockholder has discussed with counsel, to the extent such EHI Stockholder felt necessary, the requirements, limitations, and restrictions on his ability to sell, transfer, or otherwise dispose of the AMHC Common Stock to be received in the Merger, and fully understands the requirements, limitations, and restrictions on his ability to transfer, sell, or otherwise dispose of the AMHC Common Stock.

         4.18 Full Disclosure. All of the information provided by EHI and its representatives herein or in the EHI Disclosure Letter is true, correct, and complete in all material respects, and no representation, warranty, or statement made by EHI or the EHI Stockholders in this Agreement or the EHI Disclosure Letter contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty, or statement not misleading.

                                   ARTICLE V.

                     REPRESENTATIONS AND WARRANTIES OF AMHC

         Except as set forth in the disclosure letter delivered at or prior to the execution hereof to EHI (the "AMHC Disclosure Letter"), AMHC represents, warrants and agrees as follows:

         5.1 Existence; Good Standing; Corporate Authority. AMHC is duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. AMHC is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on the business, results of operations, financial condition or prospects of AMHC (an "AMHC Material Adverse Effect"). AMHC has all requisite corporate power and authority to own, operate, and lease its properties and carry on its business as now conducted.

         5.2 Authorization, Validity, and Effect of Agreements. AMHC has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by AMHC of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of AMHC, enforceable in accordance with their respective terms. The issuance and delivery by AMHC of shares of AMHC Common Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of AMHC. The shares of AMHC Common Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, and nonassessable.

         5.3 Capitalization. The authorized capital stock of AMHC consists of 5,000,000 shares of preferred stock, none of which is issued and outstanding, and 15,000,000 shares of AMHC Common Stock, of which 8,395,155 shares were issued and outstanding as of February 28, 2001. AMHC has no outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of AMHC on any matter. All issued and outstanding shares of AMHC Common Stock are duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights. Other than pursuant to this Agreement and AMHC's stock option plans, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements, or commitments that obligate AMHC to issue, transfer, or sell any shares of capital stock of AMHC.

         5.4 No Violation. Neither the execution and delivery by of this Agreement, nor the consummation by AMHC of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the articles of incorporation or bylaws of AMHC;
(ii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge, or encumbrance upon any of the assets of AMHC pursuant to any commitment, lease, contract, or other agreement or instrument to which AMHC is a party; or (iii) violate or result in a change in any rights or obligations, under any governmental permit or license or any order, arbitration award, judgment, writ, injunction, decree, statute, rule, or regulation applicable to AMHC.

         5.5 SEC Documents. Prior to the date hereof, AMHC has delivered to EHI and the EHI Stockholders copies of the SEC Reports. The SEC Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and (ii) as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The consolidated balance sheets included in the SEC Reports (including the related notes and schedules) fairly present, in all material respects, the consolidated financial position of AMHC as of their respective dates and each of the consolidated statements of income, stockholders' equity, and cash flows included in the SEC Reports (including any related notes and schedules) fairly present, in all material respects, the results of operations, stockholders' equity, and cash flows of AMHC for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

         5.6 AMHC Common Stock. The AMHC Common Stock when issued and delivered to the EHI Stockholders at Closing in accordance with the provisions of this Agreement will be duly authorized, validly issued shares of Common Stock of AMHC, fully paid and non-assessable, and the Contingent Shares have been duly reserved for issuance.

         5.7      Rule 144 Requirements.  The Company agrees to:

                  (a) comply with the requirements of Rule 144(c) under the Securities Act with respect to current public information about the Company; and

                  (b) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act of 1933 and the Exchange Act.

                                  ARTICLE VI.
                             POST-CLOSING COVENANTS

         AMHC, EHI and the EHI Stockholders agree as follows with respect to the period following the Closing:

         6.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party may reasonably request. The EHI Stockholders acknowledge and agree that from and after the Closing AMHC will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to EHI, which documents, books, records, agreements, and financial data shall be available to the EHI Stockholders for any bona fide purpose.

         6.2 Litigation Support. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving EHI, each of the other parties will cooperate with such party and such party's counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article VIII).

         6.3 Tax Periods Ending on or Before the Closing Date. The EHI Stockholders shall prepare or cause to be prepared, sign and file or cause to be filed all Tax Returns for EHI for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The EHI Stockholders shall permit AMHC to review and comment on each such Tax Return described in the preceding sentence prior to filing. The EHI Stockholders shall pay all Taxes of EHI with respect to such periods.

         6.4      Cooperation on Tax Matters.

                  (a) AMHC, EHI and the EHI Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. AMHC, EHI and the EHI Stockholders agree (i) to retain all books and records with respect to Tax matters pertinent to EHI relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by AMHC or the EHI Stockholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, AMHC or the EHI Stockholders, as the case may be, shall allow the other party to take possession of such books and records.

                  (b) (i) AMHC shall keep the EHI Stockholders advised as to the status of Tax audits and litigation involving any Taxes which could give rise to a liability of the EHI Stockholders to AMHC under this agreement or which could give rise to additional Tax liability of any EHI Stockholder with respect to any Tax period ending on or before the Effective Time (a "Liability Issue"). AMHC shall promptly furnish to the EHI Stockholders copies of any inquires or requests for information from any taxing authority concerning any Liability Issue. AMHC shall notify the EHI Stockholders as to which inquiries or information requests it desires to monitor and with respect to such matters, the EHI Stockholders will submit for AMHC approval (which shall not be unreasonably withheld) the information to be provided to a taxing authority in response to inquiries or requests. The EHI Stockholders agree to timely notify AMHC regarding any proposed written communication (i.e., communications not relating to inquiries or requests for information) by the EHI Stockholders to any such taxing authority with respect to such Liability Issue and AMHC shall subsequently notify the EHI Stockholders as to which Liability Issues AMHC desires to monitor. Upon request by AMHC, the EHI Stockholders shall provide copies of such written communications and documents to be submitted therewith and receive approval from AMHC (which approval shall not be unreasonably withheld and shall be given on a timely basis) prior to submission to the taxing authority. AMHC shall have the right to consult with the EHI Stockholders regarding any response to such requests. AMHC and the EHI Stockholders, as the case may be, shall each promptly furnish to the other upon receipt a copy of information document requests, a notice of proposed adjustment, revenue agent's report or similar report or notice of deficiency together with all relevant documents and memos related to the foregoing documents, notices or reports, relating to any Liability Issue.

                           (ii)     Subject to the cooperation provisions of (i)
above, AMHC shall have full responsibility for and discretion in handling any Tax controversy, including, without limitation, an audit, a protest to the Appeals Division of the IRS, and litigation in Tax Court or any other court of competent jurisdiction (a "Proceeding") involving EHI. However, upon request by the EHI Stockholders, and subject to the cooperation provision of (i) above, the EHI Stockholders shall have full responsibility and discretion in handling, at the EHI Stockholders' expense, any Proceeding with respect to any Liability Issue. In the event that EHI or AMHC is required to pay any Tax, file any bond or deposit any amount in order to undertake a Proceeding relating to a Liability Issue, the EHI Stockholders shall pay to AMHC no later than three (3) business days before such payment is required to be made, without interest and until a final determination with respect to such Tax has occurred, one hundred percent of the amount required to be paid by EHI or AMHC. Within three (3) business days of the receipt received by AMHC of a refund of any amount paid to it by the EHI Stockholders (including any interest received by AMHC), AMHC shall pay such refunded amount to the EHI Stockholders net of any Tax cost incurred by EHI as a result of such refund.

                                  ARTICLE VII.

                              DELIVERIES AT CLOSING

         7.1 AMHC Deliveries. At the Closing, AMHC shall deliver to the EHI Stockholders (or the EHI Stockholders' agent):

                  (a)      the Merger Consideration as specified in Section 3.1;

                  (b) a copy of the resolutions of the Board of Directors of AMHC, certified by its Secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by AMHC, and the consummation of the transactions contemplated hereby;

                  (c)      an employment and non-compete agreement for Richard
R. Rakowski, in the form of Exhibit B (the "Employment and Non-Compete Agreement"), executed by AMHC;

                  (d) a registration rights agreement, in the form of Exhibit C, executed by AMHC; and

                  (e) the opinion of Bass, Berry & Sims PLC, legal counsel for the Company, the terms of which are set forth in Exhibit E hereto.

         7.2 EHI Stockholders Deliveries. At the Closing, the EHI Stockholders will deliver to AMHC:

                  (a) stock certificates for the EHI Common Stock, free and clear of all liens, claims, charges, restrictions, security interests, proxies, pledges, equities or encumbrances of any kind, which certificates shall be duly endorsed to AMHC or accompanied by duly executed stock powers in form reasonably satisfactory to AMHC, and to which all required transfer tax stamps shall be affixed;

                  (b) a copy of the resolutions of the Board of Directors and stockholders of EHI, certified by its Secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by EHI and the EHI Stockholders, and the consummation of the transactions contemplated hereby;

                  (c) the opinion of Jenkens & Gilchrist Parker Chapin LLP, legal counsel for EHI and the EHI Stockholders, the terms of which are set forth in Exhibit D hereto; and

                  (d) a copy of the Employment and Non-Compete Agreement executed by Richard R. Rakowski.

                                 ARTICLE VIII.

                         SURVIVAL OF REPRESENTATIONS AND
                           WARRANTIES; INDEMNIFICATION

         8.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in Articles IV and V of this Agreement shall survive the Merger, but shall terminate six years from the Closing.

         8.2 Indemnity Obligations of the EHI Stockholders. The EHI Stockholders, jointly and severally (except for Heidi O'Neil, Patricia J. Mackey, Clarice E. Webb and Nicholas E. D'Antona, whose obligations shall be several and not joint), hereby agree to defend, indemnify, hold harmless and shall reimburse AMHC, EHI and each director, officer, employee, agent, affiliate and successor and assign thereof, for, from and against each claim, loss, liability, cost and expense (including without limitation, interest, penalties, reasonable costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, "Losses"), directly or indirectly, resulting from:

                  (a) Any untrue representation, misrepresentation, breach of warranty or nonfulfillment of any covenant, agreement or other obligation by or of EHI or the EHI

Stockholders contained herein, any Schedule hereto or in any certificate, document or instrument delivered to AMHC pursuant to Section 7.2 hereto.

                  (b) Any liability of EHI or the EHI Stockholders (other than the Employee Expenses), including any Tax liability of EHI or the EHI Stockholders not previously paid, which may at any time be asserted or assessed against it for any event or period ending on or prior to the Closing Date.

                  (c) Any and all liabilities or obligations of EHI to EHI Stockholders arising outside of this Agreement.

         8.3 Indemnity Obligations of AMHC. AMHC hereby agrees to defend, indemnify, hold harmless and shall reimburse the EHI Stockholders and their permitted successors and assigns for, from and against each Loss, directly or indirectly resulting from any untrue representation, misrepresentation, breach of warranty or nonfulfillment of any covenant, agreement or other obligation of AMHC contained herein or in any certificate, document or instrument delivered to the EHI Stockholders pursuant to Section 7.1 hereto.

         8.4 Indemnification Threshold. Neither AMHC nor the EHI Stockholders shall have any liability with respect to the matters described in Sections 8.2 and 8.3 until the total of all Losses for AMHC or the EHI Stockholders, as applicable, with respect to such matters exceeds $10,000 (the "Threshold") and then only for such amounts in excess of the Threshold. This
Section 8.4 shall not apply to any breach of AMHC's or the EHI Stockholders' representations and warranties of which AMHC or any EHI Stockholder, as applicable, had knowledge at any time prior to the date on which such representation or warranty is made and any intentional breach by AMHC or any EHI Stockholder of any covenant or obligation.

         8.5 Procedure. An indemnified party shall promptly notify the indemnifying party of any claim, demand, action or proceeding for which indemnification will be sought under Section 8.2 or Section 8.3 of this Agreement, and, if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, AMHC and the EHI Stockholders shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party. If a firm written offer is made to settle any such third party claim, demand, action or proceeding and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from indemnified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement.

         8.6 Right of Set-Off. AMHC shall have a right of set-off against the Contingent Shares due and owing to the EHI Stockholders, if any, under this Agreement to satisfy any indemnification right of AMHC hereunder. For purposes of this right of set-off, the value of the Contingent Shares shall equal the average per share closing price for the 20 consecutive trading days ending on the third day prior to the date of payment of the obligation.

         8.7 Limitation on Liability. Notwithstanding anything herein to the contrary, except in the case of fraud, intentional misrepresentation or intentional misconduct, AMHC and the EHI Stockholders shall not be liable to the other for amounts that exceed, in the aggregate, the Merger Consideration (including the Contingent Shares) actually delivered to the EHI Stockholders. For purposes of this Section 8.7, the value of the Merger Consideration shall equal the average per share closing price for AMHC Common Stock for the 20 consecutive trading days ending on the third day prior to the date of payment of the obligation. In the event that the AMHC Common Stock is not then traded on The Nasdaq Stock Market (or other market or exchange), the value of the Merger Consideration shall be determined by the Board of Directors of AMHC. The EHI Stockholders may deliver shares of AMHC Common Stock to AMHC in satisfaction of an indemnification obligation.

                                  ARTICLE IX.

                               GENERAL PROVISIONS

         9.1 Notices. Any notice required to be given hereunder shall be sufficient if in writing, by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

      If to AMHC:                          If to EHI or the EHI Stockholders:

      Thomas G. Cigarran                   Andrew D. Lipman
      Chairman, President and              c/o  Kidd & Company, LLC
      Chief Executive Officer              Three Pickwick Plaza
      American Healthways, Inc.            Greenwich, CT 06830
      3841 Green Hills Village Drive
      Nashville, TN  37215


      with a copy to:                      with a copy to:

      James H. Cheek III                   Edward R. Mandell
      Bass, Berry & Sims PLC               Jenkens & Gilchrist Parker Chapin LLP
      315 Deaderick Street, Suite 2700     The Chrysler Building
      Nashville, TN  37238-0002            405 Lexington Avenue
                                           New York, NY 10174

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so personally delivered or mailed.

         9.2 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         9.3 Entire Agreement. This Agreement, the Exhibits, the EHI Disclosure Letter, the AMHC Disclosure Letter, and any documents delivered by the parties as required by this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         9.4 Amendment. This Agreement may be amended by the parties hereto prior to Closing, by action taken by both of their respective Boards of Directors, if applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         9.5 Governing Law. The validity of this Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed wholly within such state.

         9.6 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         9.7 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         9.8 Incorporation of Exhibits. The EHI Disclosure Letter, the AMHC Disclosure Letter, and the Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         9.10 Expenses. Each party to this Agreement shall bear its own expenses in connection with the Merger and the transactions contemplated hereby. Notwithstanding anything to the contrary herein, the EHI Stockholders shall pay all fees of legal, accounting, financial and other advisors engaged by EHI or the EHI Stockholders in connection with this Agreement and the documents to be executed in connection herewith.

         9.11 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled by contract, at law, or in equity.

         9.12 Press Releases and Public Announcements. Neither EHI nor the EHI Stockholders shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of AMHC.



                  [remainder of page left blank intentionally]

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.


                                    AMERICAN HEALTHWAYS, INC.


                                    By: /s/ Henry D. Herr
                                       -----------------------------------------

                                    Title: Executive Vice President
                                          --------------------------------------


                                    EMPOWER HEALTH, INC.


                                    By: /s/ Andrew D. Lipman
                                       -----------------------------------------

                                    Title: Chairman and President
                                          --------------------------------------



                                    THE EHI STOCKHOLDERS:

                                    /s/ Gerard A. DeBiasi
                                    --------------------------------------------
                                    Gerard A. DeBiasi

                                    /s/ Richard J. Effress
                                    --------------------------------------------
                                    Richard J. Effress

                                    /s/ William J. Kidd
                                    --------------------------------------------
                                    William J. Kidd

                                    /s/ Carla G. Kidd
                                    --------------------------------------------
                                    Carla G. Kidd

                                    /s/ Adam D. Lehrhoff
                                    --------------------------------------------
                                    Adam D. Lehrhoff

                                    /s/ Andrew D. Lipman
                                    --------------------------------------------
                                    Andrew D. Lipman

                                    William J. Kidd Grantor Trust


                                    By: /s/ Edward R. Mandell
                                       -----------------------------------------

                                    Name: Edward R. Mandell
                                         ---------------------------------------

                                    Title: Trustee
                                          --------------------------------------


                                    /s/ Clarice E. Webb
                                    --------------------------------------------
                                    Clarice E. Webb

                                    /s/ Richard Rakowski
                                    --------------------------------------------
                                    Richard Rakowski

                                    /s/ Heidi O'Neil
                                    --------------------------------------------
                                    Heidi O'Neil

                                    /s/ Patricia J. Mackey
                                    --------------------------------------------
                                    Patricia J. Mackey

                                    /s/ Nicholas E. D'Antona
                                    --------------------------------------------
                                    Nicholas E. D'Antona